Exhibit 4.1

                               SUCCESSORIES, INC.

                        1995 EMPLOYEE STOCK PURCHASE PLAN
                     (Amended and Restated August 26, 1998)

     1. Establishment of Plan. SUCCESSORIES, INC. (hereinafter referred to as the "Company") proposes to grant to employees of the Company and to employees of such other subsidiaries as the Company's Board of Directors may designate from time to time by written resolution, the opportunity to purchase $0.01 par value common stock of the Company ("Common Stock"). Such Common Stock shall be purchased pursuant to the Plan herein set forth which shall be known as the "SUCCESSORIES, INC. 1995 EMPLOYEE STOCK PURCHASE PLAN" (hereinafter referred to as the "Plan"). The Company intends that the Plan shall qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended from time to time, ("Code") and shall be construed in a manner consistent with the requirement of Code Section 423 and the regulations thereunder.

     2. Purpose. The Plan is intended to encourage stock ownership by all employees of the Company, and as an incentive for them to remain in the Company's employment, to improve operations, increase profits, and to contribute more significantly to the Company's success.

     3. Administration. The Plan shall be administered by the Board of Directors of the Company ("the Board") or by the Compensation Committee (hereinafter referred to as the "Committee"). The Board shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause. The Board or the Committee shall have full power and authority to administer and interpret the Plan, including the authority to authorize the issuance of shares, and to make and amend rules, regulations and guidelines for administering the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board's or the Committee's interpretation of the Plan, and all actions taken and determinations made by the Board or the Committee pursuant to the power vested in it hereunder shall be conclusive and binding on all parties concerned.

     In the event the Board appoints a Committee as provided hereunder, any action of the Committee with respect to administration of the Plan shall be taken pursuant to a majority vote of the Committee members or pursuant to the written resolution of all Committee members. No member of the Board or the Committee shall be liable for any action determination made in good faith with respect to the Plan or any option granted under it.

     4. Duration and Phases of the Plan. The plan will commence October 1, 1995 and will terminate September 30, 2001, except that any phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion. Notwithstanding the foregoing, this Plan shall be considered of no force or effect (i.e. it will terminate retroactively and all options granted will be null and void) unless the shareholders of the Company approve the Plan within twelve (12) months before or after the date of its adoption by the Board of Directors in the manner provided under the regulations to Section 423 of the Code.

     The Plan will be carried out in twenty-four (24) phases, each phase being for a calendar quarter. Each new phase shall commence immediately after the termination of the preceding phase. Unless otherwise determined by the Board or the Committee, the first phase shall commence October 1, 1995 and each phase after the first phase shall commence January 1, April 1, July 1, and October 1 of the subsequent years; provided, that the commencement of the first phase must be within twelve (12) months of the date of approval of the Plan by the Shareholders of the Company. The Board or the Committee may, in its discretion, limit the number of shares available for option grants during any phase as it deems appropriate. In the event all of the stock reserved for grant of option under Section 11 is issued pursuant to the terms hereof prior to the commencement of one or more phases or the number of shares remaining is so small, in the opinion of the Board or the Committee, as to render administration of any succeeding phase impracticable, such phase or phases may be cancelled or the number of shares limited as provided in Section 11(b) hereof. Phases shall be numbered successively Phase 1, Phase 2, Phase 3, etc.


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     5. Eligibility. Each employee who is an eligible employee hereof as of the first day of each Phase shall be eligible to participate in such Phase. For purposes of this Plan, an "eligible employee" shall mean any employee who is employed by the Company or a subsidiary participating hereunder as of the commencement date of a phase and who customarily works more than twenty (20) hours per week.

     6. Participation. Participation in the Plan is voluntary. An eligible employee who desires to participate in any phase of the Plan must complete the Plan enrollment form provided by the Company and deliver such form to the Company or its designated representative during the enrollment period established by the Company prior to the commencement date of the phase.

     7. Payment.

     (a) Elections to Participate. As described more fully in, and subject to the provisions of Section 7(b) and 7(c) below, each employee electing to participate shall indicate such election on the Plan participation form and designate therein either a percentage or dollar amount of such participant's compensation to be withheld through payroll deductions during the phase or the intention to submit a lump sum payment for stock purchased pursuant to the Plan in accordance with the rules of the Plan. While participant elections are generally made with respect to a phase prior to its commencement date, the Committee may permit any participant to make an irrevocable election and specify the term of such election.

     (b) Payroll Deductions. Through an indication on the Plan participation form, each employee electing to have a percentage of his or her compensation withheld shall designate such percentage in whole percentage points of such participant's compensation to be paid during such phase. For purposes of this Plan, "compensation" shall be the gross amount paid by the Company to or for the participant during the phase as cash compensation, including salary, bonuses, commissions and overtime pay, but excluding disability payments, severance pay, and other payments.

     Each employee electing to participate through payroll deductions shall be treated as having authorized the Company to withhold the percentage amount of compensation elected by such participant from such participant's compensation by payroll withholding during the phase.

     Payroll deductions for a participant shall commence on the first pay day after the commencement date of the phase and shall terminate on the last pay day immediately prior to or coinciding with the termination date of that phase, unless sooner modified or terminated by the participant as provided in section 9 hereof or by the Company as provided herein. The authorized deductions shall be made over the pay periods of such phase by deducting from the participant's compensation for each such pay period that percentage specified by the Participant in the payroll deduction form.

     (c) Lump Sum Payment. Through an indication on the Plan participation form, each employee may elect to make a lump sum payment to the Company for the purchase of stock pursuant to the Plan. Each employee electing to participate in this manner must indicate to the Company prior to the beginning of each phase the dollar amount in which he or she wishes to participate in the Plan. All lump sum payments for participation in the Plan must be made to the Company on or before the fifteenth day prior to the end of each phase.

     (d) Limited Changes. Notwithstanding the foregoing provisions, in the event that the Board or the Committee determines that the total payroll deductions or lump sum contributions during the phase are likely to exceed by the termination date of such phase the number of shares reserved by the Board or Committee for option grants during such phase, the Board or the Committee may, in its discretion, have the Company temporarily suspend or discontinue making further deductions or accepting lump sum payments during the remainder of such phase on behalf of all participants.

     Except for the right to change payroll deductions or withdraw from the Plan as provided in Section 9, no participant shall be entitled to increase or decrease the percentage of compensation designated to be deducted or paid


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to the Company in a given phase or after the delivery deadline for enrollments established by the Company under Section 6.

     (e) Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant except as specifically set forth in this Plan.

     8. Options.

     (a) Grant of Option.

          (i) Shares Granted. Subject to Section 8(a)(iv), a participant who has elected to participate in a manner described in Section 7 and who is employed by the Company as of the commencement date of a phase shall be granted an option as of such date to purchase that number of full shares of Common Stock determined by dividing the total amount expected by the Company to be either deducted or paid as a lump sum during the phase under
     Section 7 by the per share price described in Section 8(a)(ii)(A);

          (ii) Option Price. Subject to the limitations hereinbelow, the option price for such Common Stock shall be the lower of the amounts determined under Sections A and B below:

               A. Eighty-five percent (85%) of the closing price for the Company's Common Stock as reported on the Nasdaq National Market System or on an established securities exchange as of the commencement date of the phase; or

               B. Eighty-five percent (85%) of the closing price for the Company's Common Stock as reported on the Nasdaq National Market System or on an established securities exchange as of the termination date of the phase.

          In the event that the commencement or termination date of a phase is a Saturday, Sunday or holiday, the amounts determined under the foregoing subsections shall be determined using the price as of the last preceding trading day.

          (iii) Option Price if No Market. If the Company's Common Stock is not listed on the Nasdaq National Market System or on an established securities exchange, or if the Company is listed on Nasdaq but there was no trade of the Company's Common Stock on such applicable date, the option price shall equal the lesser of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock as of the commencement date of the phase; or (ii) eighty-five percent (85%) of the fair market value of such stock as of the termination date of the phase. "Fair Market Value" shall be determined by the Board or the Committee.

          (iv) Special Rules.

               A. No employee shall be granted an option hereunder which permits his or her rights to purchase stock under all employee stock purchase plans of the Company, or its subsidiaries to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000.00) of the fair market value of such stock (determined when the option was granted) during
          (i) any calendar year for which the option was outstanding at any time or (ii) any twelve (12) month period for which the option was outstanding at any time.

                    EXAMPLE: An employee participating in Phase I of the Plan from October 1, 1995 through December 31, 1995 at the maximum level of participation ($25,000.00 of fair market value of the stock) would not be eligible to participate in the Plan again until October 1, 1996.


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               B. No employee shall be granted an option hereunder if such employee would own and/or hold outstanding option to purchase, immediately after the grant, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of determining stock ownership under this section, the rules of Section 424(d) of the Internal Revenue Code shall apply and stock which an employee may purchase under outstanding options shall be treated as owned by the employee; or

               C. Which, if exercised, would cause the limits established by the Board or the Committee under Section 4 or 11 of the Plan to be exceeded.

     (b) Exercise of Option.

          (i) Automatic Exercise. Unless a participant exercised the right of withdrawal in the manner provided in Section 9, such participant's option for the purchase of the shares of Common Stock as determined in Section 8(a)(i) will be exercised automatically by the Company on the termination date of that phase. The Company shall use either the accumulated payroll deductions or lump sum payments received to purchase whole shares of Common Stock for each such participant, subject to the limitations set forth elsewhere in this Plan.

          (ii) Issuance of Stock. As soon as administratively practicable after the termination of any phase, the Company, or its transfer agent or other authorized representative, will deliver to each participant herein, as appropriate, either (1) the Common Stock purchased upon the exercise of the participant's option, together with a cash payment equal to the balance, if any, of the participant's contribution which were not used for the purchase of whole shares of Common Stock, or (2) in the case of a participant who withdrew in the manner provided in Section 9, a cash payment equal to the total payroll deduction made by the participant during the phase.

     9. Withdrawal or Change of Payroll Deductions.

     (a) Withdrawal. A participant may, at any time, withdraw all payroll deductions held by the Company that had been reduced from the participant's compensation during the phase by giving written notice of withdrawal to the Company; provided, that in order to withdraw at the end of a phase and avoid the automatic exercise described in Section 8(b) hereof, a participant must provide written notice of such withdrawal in the manner required by the Company no later than fifteen (15) days prior to the termination date of the phase (unless such fifteen (15) day advance written notice requirement is waived in writing by the Board or Committee). As soon as administratively practicable after the Company's receipt of such notice of withdrawal, all payroll deductions held by the Company for the participant will be paid to such participant and no further payroll deductions will be made during that phase. In such case, the option granted the participant under that phase of the Plan shall immediately lapse. Partial withdrawals of payroll deductions may not be made.

     (b) Other Changes. A participant may, prior to the commencement date of each new phase of the Plan, change his or her participation election for the phase be increasing or decreasing the dollar amount or percentage of compensation to be deducted from such participant's compensation or the lump sum amount to be paid during the phase. In no event may a participant make more than one (1) change per phase. To be effective, such change must be in writing in a form approved by the Company.

     10. Termination of Employment. If a participant's employment terminates with the Company for any reason whatsoever, including by reason of death or disability, the payroll deductions held by the Company or lump sum payments received by such participant for such phase, if any, will be paid to the participant, or, in the case of death, to such participant's estate, and any options granted to such participant under the Plan shall immediately terminate as of the date such participant's employment terminates. For purposes of the Plan, the date of employment termination shall be defined as the date an employee or beneficiary of an employee is first entitled to COBRA continuation coverage in connection with the cessation of the employee's services.


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     In the event a participant dies after exercise of the participant's option but prior to issuance of the Common Stock and/or delivery of cash, if any, to be transferred pursuant to the exercise, any such stock and/or cash shall be paid to the participant's estate.

     In the event that any subsidiary ceases to be a subsidiary of the Company, the employees of such subsidiary shall be considered to have terminated their employment for purposes of Section 10 hereof as of the date the subsidiary ceased to be a subsidiary of the Company.

     11. Stock Reserved for Options.

     (a) Amount. Three Hundred Fifty Thousand (350,000) shares of Common Stock, which may be Treasury stock or stock of original issue of the Company (or the number and kind of securities to which said 350,000 shares may be adjusted in accordance with Section 13 hereof) are reserved for issuance upon the exercise of options to be granted under Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

     (b) Limitation. If the Board or the Committee determines that the total number of shares of Common Stock for which options are to be granted on the commencement date of a given phase exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), or if the number of shares of Common Stock for which options are to be granted exceeds the number of shares designated for option grants by the Board for such phase, the Board or Committee shall make a pro rata allocation of the shares remaining available in as nearly uniform and equitable a manner as it shall consider practicable as of the commencement date or, if the Board or Committee so elects, as of the termination date of the phase. In the event of allocation as of the commencement date, the payroll deduction to be made pursuant to the Plan which would otherwise apply during the phase shall be reduced accordingly. The Board or Committee shall give written notice to each affected participant following the commencement of any such phase of the pro rata allocation which may occur as of the termination of the phase or, as the case may be, the pro rata allocation and reduction occurring as of the commencement date.

     (c) No Shareholder Rights. The participant (or a joint tenant named pursuant to Section 11(d) hereof) shall have no rights as a shareholder with respect to any shares subject to the participant's option until the date a stock certificate evidencing such shares is issued. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued, except as otherwise provided in Section 13 hereof.

     (d) Issuance of Shares. The shares of Common Stock to be delivered to a participant pursuant to the exercise of an option under the Plan will be registered in the name of the participant or, if the participant so directs by written notice to the Company prior to the termination date of that phase of the Plan, in the names of the participant and one other person the participant may designate as the participant's joint tenant with rights of survivorship, to the extent permitted by law.

     12. Accounting and Use of Funds. Payroll deductions made by the Company for participants and lump sum payments made by participants to the Company shall be credited to bookkeeping accounts, one for each participant, established by the Company for each such participant under the Plan. All funds from payroll deductions held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company, which shall not be obligated to segregate such funds from its other funds.

     13. Adjustment Provision. Subject to any required action by the shareholders of the Company, in the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of stock of the Company then outstanding effected without receipt of consideration by the Company, the number of shares of stock subject to each outstanding option and the number of shares remaining reserved for grant


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and not yet subject to option and the price per share thereof shall be equitably adjusted by the Board to reflect such change. In the event of sale by the Company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation or liquidation, the Board shall, at the time of adoption of the plan for sale, merger, exchange, consolidation or liquidation, provide for one or more of the following: (i) the acceleration of the exercisability of outstanding options granted at the commencement of the phase then in effect, to the extent of the payroll deductions or lump sum payments made as of the date of such acceleration pursuant to Section 7 hereof; (ii) the complete termination of this Plan and a refund of amounts credited to the participants accounts hereunder; or (iii) the continuance of the Plan only with respect to completion of the then current phase and the exercise of options thereunder. In the event of such continuance, participants shall have the right to exercise their options as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such sale, merger, exchange, consolidation or liquidation. In the event of a merger, exchange or consolidation where the Company survives and there is no reclassification, exchange or distribution with respect to the Company's Common Stock in connection with such merger, exchange or consolidation, then the Plan shall continue in effect, unless the Board takes one or more of the actions set forth hereinabove. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes with respect to its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

     14. Non-Transferability of Options. Options granted under any phase of the Plan may not be transferred nor may payroll deductions made with respect to a participant account, or any rights with regard to the exercise of an option or the receipt of Common Stock under any phase of the Plan be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect. Each option granted to a participant hereunder must be exercised during the participant's lifetime only by the participant.

     15. Amendment and Termination. The Plan may be terminated at any time by the Board provided that, except as permitted in Section 13 hereof, no such termination will take effect with respect to any option then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code of 1986 or other applicable laws or regulations; provided, that no such amendment shall, without prior approval of the shareholders of the Company (a) increase the total number of shares for which options may be granted under the Plan (except as provided in Section 13 herein); (b) impair any outstanding option; (c) materially modify the requirements as to eligibility for Plan participation; (d) affect the option price at which Plan options may be granted; or (e) materially increase the benefits accruing to Plan participants.

     16. Notices. All notices or other communication in connection with the Plan or any phase thereof shall be in the form specified by the Board or Committee and shall be deemed to have been duly given when received by the participant or by the Company or its designated representative, as the case may be.


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